Exhibit 99.1

Contact at (214) 432-2000
Steven R. Rowley
President & CEO
Mark V. Dendle Executive Vice President & CFO
News For Immediate Release
EAGLE MATERIALS INC. REPORTS
FIRST QUARTER EARNINGS
     (Dallas, TX July 21, 2008): Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2009 ended June 30, 2008. Eagle produces and distributes Gypsum Wallboard, Cement, Recycled Paperboard and Concrete and Aggregates.
     For the quarter ended June 30, 2008, revenues and net earnings were $176.8 million and $7.8 million, respectively. Diluted earnings per share for the first quarter of fiscal 2009 were $0.18. The continued contraction in U.S. homebuilding activity and escalating energy costs negatively impacted our wallboard sales prices and costs. In addition, our cement sales volumes were negatively impacted by adverse weather conditions in the Midwest. These factors are reflected in our consolidated net revenues, which declined by 20% from the prior year’s first quarter, and our consolidated net earnings, which declined 79% from the same period last year.
     Continued weak residential activity and low wallboard utilization rates during the quarter put downward pressure on wallboard sales volumes and prices. Industry wallboard shipments for the quarter were down 17% compared to the same period in the prior year and industry utilization rates continued to decline during the quarter. In addition, higher transportation and natural gas costs also put downward pressure on wallboard mill nets and margins. During the first 5 months of the calendar year, construction industry spending amounted to $417 billion, 5% below the $439 billion for the same period last year. Through the same time period, U.S. cement consumption is approximately 11% below last year’s levels. Domestic manufacturers have reacted to the decline in demand by reducing foreign imported product.
GYPSUM WALLBOARD AND PAPERBOARD
     Gypsum Wallboard and Paperboard revenues for the first quarter totaled $100.9 million, a 20% decrease from the $125.5 million for the same quarter a year ago. Gypsum Wallboard and Paperboard’s first quarter net operating loss was $2.2 million compared with operating earnings of $31.5 million for the same quarter last year. Lower sales prices combined with higher energy, transportation and raw material costs, which increased approximately $20 per msf from the same period in the prior year, were the primary driver of the earnings decline. The average net sales price for this fiscal year’s first quarter was $89.27 per MSF, 30% less than the $128.21 per MSF for the same quarter last year. Gypsum Wallboard sales volume of 646 million square feet (MMSF) for the quarter increased 1% from the prior year’s first quarter. Excluding shipments from our new Georgetown wallboard plant, our gypsum wallboard volumes were down 15% from the prior year’s first quarter.

CEMENT, CONCRETE AND AGGREGATES
     Cement revenues, including joint venture and intersegment revenues, for the first quarter totaled $86.3 million, 11% less than the $97.1 million for the same quarter a year ago. Operating earnings from Cement declined 18% to $22.6 million for the first quarter this year from $27.6 million for the same quarter last year. The earnings decline was due primarily to lower sales volumes and a quarter to quarter shift in major maintenance at our Mountain Cement Plant. Cement sales volumes for the first quarter were 835,000 tons, 13% below the 963,000 tons for the same quarter last year. The majority of the sales volume decline occurred at our Illinois plant. We also dramatically reduced sales of purchased cement from our Nevada Cement plant. Eagle’s purchased cement sales volumes for the quarter declined to approximately 167,000 tons, or 20% of total sales volume, versus approximately 195,000 tons in the prior year’s first quarter. The average net sales price for this fiscal year’s first quarter was a record $97.52 per ton, 1% greater than the $96.27 per ton for the same quarter last year.
     Revenues from Concrete and Aggregates were $18.9 million for this year’s first quarter, 21% less than the $24.1 million for the first quarter a year ago. Concrete and Aggregates reported a $2.1 million operating profit for this year’s first quarter, down 48% from the same quarter last year, due primarily to lower sales volumes for both products. Concrete sales volume declined 16% for the first quarter this year to 177,000 cubic yards from 210,000 cubic yards for the same quarter last year. Our Concrete quarterly average net sales price of $74.29 per cubic yard for the first quarter of fiscal 2009 was 1% lower than the $75.19 per cubic yard for the first quarter a year ago. Our Aggregates operation reported sales volume of 798,000 tons for the current quarter, 31% less than the 1.2 million tons reported in the first quarter last year. Our Aggregates quarterly average net sales price was a record high $7.27 per ton during the first quarter and was 2% above last year’s first quarter Aggregates average net sales price.
DETAILS OF FINANCIAL RESULTS
     We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.
     In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

     Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 2:00 p.m. Eastern Standard Time (1:00 p.m. Central Standard Time) on Tuesday, July 22, 2008. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at (214) 432-2000.
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  Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008. This report is filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.
Steven R. Rowley
President and Chief Executive Officer
Mark V. Dendle
Executive Vice President Finance & Administration and Chief Financial Officer
Attachment 1 Summary of Consolidated Earnings
Attachment 2 Revenues and Earnings by Lines of Business (Quarter)
Attachment 3 Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
Attachment 4 Consolidated Balance Sheets

Eagle Materials Inc.
Attachment 1
Eagle Materials Inc.
Summary of Consolidated Earnings
(dollars in thousands, except per share data)
(unaudited)

	Quarter Ended June 30,
	2008	2007	Change
Revenues	$176,803	$221,237	-20%
Earnings Before Income Taxes	$10,932	$55,716	-80%
Net Earnings	$7,830	$37,525	-79%
Earnings Per Share:
- Basic	$0.18	$0.78	-77%
- Diluted	$0.18	$0.77	-77%
Average Shares Outstanding:
- Basic	43,421,927	47,951,048	-9%
- Diluted	43,885,288	48,594,712	-10%

Eagle Materials Inc.
Attachment 2
Eagle Materials Inc.
Revenues and Earnings by Lines of Business
(dollars in thousands)
(unaudited)

	Quarter Ended June 30,
	2008	2007	Change
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$81,398	$104,827	-22%
Gypsum Paperboard	19,530	20,646	-5%

	100,928	125,473	-20%
	57%	57%
Cement (Wholly Owned)	56,764	71,450	-21%
	32%	32%
Concrete & Aggregates	18,711	23,792	-21%
	11%	11%
Other, net	400	522	-23%
	0%	0%

Total	$176,803	$221,237	-20%
	100%	100%

Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$(5,388)	$27,174	-120%
Gypsum Paperboard	3,213	4,318	-26%

	$(2,175)	$31,492	-107%
	-10%	50%
Cement:
Wholly Owned	14,754	21,418	-31%
Joint Venture	7,886	6,176	28%

	22,640	27,594	-18%
	99%	43%
Concrete & Aggregates	2,113	4,049	-48%
	9%	6%
Other, net	400	522	-23%
	2%	1%

Total Operating Earnings	22,978	63,657	-64%
	100%	100%

Corporate General Expenses	(4,055)	(4,347)
Interest Expense, net	(7,991)	(3,594)

Earnings Before Income Taxes	$10,932	$55,716	-80%

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.
Attachment 3
Eagle Materials Inc.
Sales Volume, Net Sales Prices and Intersegment and Cement Revenues
(unaudited)

	Sales Volume
	Quarter Ended
	June 30,
	2008	2007	Change
Gypsum Wallboard (MMSF’s)	646	642	1%

Paperboard (M Tons):
Internal	25	26	-4%
External	42	45	-7%

	67	71	-6%

Cement (M Tons):
Wholly Owned	556	705	-21%
Joint Venture	279	258	8%

	835	963	-13%

Concrete (M Cubic Yards)	177	210	-16%

Aggregates (M Tons)	798	1,163	-31%

	Average Net Sales Price *
	Quarter Ended
	June 30,
	2008	2007	Change
Gypsum Wallboard (MSF)	$89.27	$128.21	-30%
Paperboard (Ton)	$498.59	$481.30	4%
Cement (Ton)	$97.52	$96.27	1%
Concrete (Cubic Yard)	$74.29	$75.19	-1%
Aggregates (Ton)	$7.27	$7.15	2%

*  Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	($ in thousands)
	Quarter Ended
	June 30,
	2008	2007
Intersegment Revenues:
Cement	$1,916	$2,068
Paperboard	14,270	14,139
Concrete and Aggregates	225	329

	$16,411	$16,536

Cement Revenues:
Wholly Owned	$56,764	$71,450
Joint Venture	27,629	23,573

	$84,393	$95,023

Eagle Materials Inc.
Attachment 4
Eagle Materials Inc.
Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	June 30,		March 31,
	2008	2007	2008*
ASSETS
Current Assets –
Cash and Cash Equivalents	$14,519	$23,463	$18,960
Accounts and Notes Receivable, net	72,350	84,673	62,949
Inventories	103,972	81,718	98,717

Total Current Assets	190,841	189,854	180,626

Property, Plant and Equipment –	1,087,375	1,017,790	1,079,742
Less: Accumulated Depreciation	(386,558)	(343,875)	(374,186)

Property, Plant and Equipment, net	700,817	673,915	705,556
Investments in Joint Venture	38,981	42,039	40,095
Notes Receivable	7,100	8,224	7,286
Goodwill and Intangibles	153,290	70,058	153,449
Other Assets	26,801	101,460	27,835

	$1,117,830	$1,085,550	$1,114,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$53,091	$48,412	$50,961
Federal Income Taxes Payable	2,890	40,776	—
Accrued Liabilities	45,068	63,187	56,315

Total Current Liabilities	101,049	152,375	107,276

Long-term Liabilities	85,134	—	84,342
Long-term Debt	410,000	200,000	400,000
Deferred Income Taxes	115,314	188,630	117,542
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 43,487,373; 48,028,947 and 43,430,297 Shares, respectively.	435	480	434

Capital in Excess of Par Value	1,512	4,003	—
Accumulated Other Comprehensive Losses	(1,368)	(850)	(1,368)
Retained Earnings	405,754	540,912	406,621

Total Stockholders’ Equity	406,333	544,545	405,687

	$1,117,830	$1,085,550	$1,114,847

*	From audited financial statements.